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                                                                   EXHIBIT 10.2



                            STOCK PURCHASE AGREEMENT

                                     AMONG

                       SUPERIOR CONSULTANT COMPANY, INC.,
                             A MICHIGAN CORPORATION

                                      AND

                   SUPERIOR CONSULTANT HOLDINGS CORPORATION,
                            A DELAWARE CORPORATION,

                                      AND

                            THE KAUFMAN GROUP, INC.,
                           A CALIFORNIA CORPORATION,

                                      AND

                               NATHAN S. KAUFMAN,

                                      AND

                                THOMAS S. KUMURA


                           DATED AS OF MARCH 12, 1997


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                                    EXHIBITS


Exhibit A                Form of Opinion of Counsel to the Company and Kaufman
Exhibit B                Form of Registration Rights Agreement
Exhibit C                Form of Confidentiality, Non-Competition and
                               Non-Solicitation Agreement for Nathan S. Kaufman
Exhibit D                Form of Opinion of Counsel to Superior and Holdings
Exhibit E                Form of Kaufman Employment Agreement
Exhibit 2.3              Contribution to Overhead Targets


Company Disclosure Schedule
---------------------------
Section 3.2(a)           States where the Company is Qualified
Section 3.2(c)           Required Consents
Section 3.2(d)           Capitalization; Officers & Directors
Section 3.2(f)           Financial Statements
Section 3.2(j)           Leases
Section 3.2(k)           Intellectual Property
Section 3.2(l)           Contracts
Section 3.2(n)           Litigation
Section 3.2(o)           Employees
Section 3.2(p)           Employee Benefits
Section 3.2(q)           Permits
Section 3.2(t)           Clients
Section 3.2(u)           Insurance Policies
Section 3.2(v)           Warranties


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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of March 12, 1997, by and among Superior Consultant Company, Inc., a Michigan corporation ("SUPERIOR"), Superior Consultant Holdings Corporation, a Delaware corporation ("HOLDINGS"), The Kaufman Group, Inc., a California corporation (the "COMPANY"), Nathan S. Kaufman ("KAUFMAN") and Thomas S. Kumura ("KUMURA"). Kaufman and Kumura are sometimes referred to herein individually as a "Stockholder" and collectively as the "Stockholders." Each of Superior, Holdings, the Company, Kaufman and Kumura are referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

     A. Kaufman and Kumura collectively own all of the issued and outstanding capital stock of the Company and desire to sell such stock to Superior, and Superior desires to acquire from Kaufman and Kumura, all of such capital stock upon the terms and subject to the conditions set forth in this Agreement.

     B. Holdings owns all of the outstanding capital stock of Superior and will derive substantial benefit from the transactions contemplated hereby.

     C. The boards of directors of Superior and Holdings and the board of directors and shareholders of the Company have approved this Agreement and the transactions contemplated hereby.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:


                                    ARTICLE
                                       1.
                                  DEFINITIONS


     In addition to the various other capitalized terms defined elsewhere within this Agreement, the following terms have the following meanings:





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     "AFFILIATE" means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise.

     "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504 of the Code.

     "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, costs of defense, amounts paid in settlement, Liabilities, Taxes, Security Interests, losses, expenses, and fees, including all attorneys' fees and court costs, net of any directly associated tax benefits actually realized by the affected Party.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY COMMON" means the Common Stock, no par value per share, of the Company.

     "DEFERRED COMPENSATION AGREEMENTS" means those Deferred Compensation Agreements, each dated as of March 10, 1997, between the Company and each of Kaufman, Kumura and Kevin Mattson.

     "EMPLOYMENT AGREEMENT" means that certain Employment Agreement of even date herewith, between Superior and Kaufman and in the form attached hereto as Exhibit E.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any corporation or other business entity that is included in a controlled group of corporations within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

     "GAAP" means generally accepted accounting principles, as in effect on the date hereof.

     "HOLDINGS COMMON" means the Common Stock, par value $0.01 per share, of Holdings.

     "INDEBTEDNESS" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such entity, and in any event, regardless of how classified in accordance with GAAP, shall include (i) all



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obligations of such Person for borrowed money or any obligation owed for all or any portion of the deferred purchase price which has been incurred in connection with the acquisition of property or assets; which purchase price is due more than six months from the date of incurrence of such obligation (ii) obligations secured by any Security Interest upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; and (iv) that portion of capitalized lease obligations that is properly classified as a liability on a balance sheet in conformity with GAAP.

     "KNOWLEDGE" means, in the case of any individual, knowledge that a reasonable person under similar circumstances would have after diligent investigation and inquiry, and in the case of a corporation, the knowledge (under the same standard as described immediately above) of the directors and officers of the corporation and the employees having management responsibility for the particular subject matter at issue.

     "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including, any liability for Taxes.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect or impact upon the assets, financial condition, results of operations or business of the Company or on the ability of the Parties to consummate the transactions contemplated hereby.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Company or Superior, consistent with past custom and practice of the Company or Superior, respectively, as the context herein may require (including with respect to quantity and frequency).

     "PERSON" means any individual, trust, corporation, partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

     "PLANS" means: (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, bonus and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, shareholder, consultant, or independent contractor of the Company or any ERISA Affiliate of the Company and (a) to which the Company or any ERISA Affiliate of the Company is or has been a party or by which any of them is or has been bound or (b) with respect to which the Company or any ERISA Affiliate of the Company has made any payments or contributions since January 1, 1992 or (c) to which the Company or any ERISA Affiliate of the Company may otherwise have any




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liability (including any such plan or arrangement formerly maintained by the
Company or any ERISA Affiliate of the Company).

     "PRO RATA PERCENTAGE" means, with respect to each Stockholder, the percentage equivalent of a fraction, the numerator of which is the number of shares of Company Common conveyed by such Stockholder pursuant to this Agreement and the denominator of which is 1,111.

     "SECURITY INTEREST" means any mortgage, pledge, security interest, marital property rights, charge, lien, claim or other encumbrance or right of any third party.

     "SUBSIDIARY" means any corporation, limited liability company, partnership, trust or other entity with respect to which another specified corporation, limited liability company, partnership, trust or other entity has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

     "TAX" or "TAXES" means any Federal, state, local, or foreign income, gross receipts, sales, licenses, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                                    ARTICLE
                                       2.
                             THE PURCHASE AND SALE

     2.1. Purchase and Sale. Subject to the provisions of this Agreement, on the Closing Date Superior will purchase from Kaufman and Kumura, and Kaufman and Kumura will sell, transfer and assign to Superior, 1,000 and 111 shares of Company Common, respectively, free and clear of any Security Interests or preemptive right or right of first refusal whatsoever, which shares constitute 100% of the issued and outstanding shares of capital stock of the Company, for an aggregate purchase price (the "PURCHASE PRICE") equal to the sum of (a) $6,277,000, plus (b) the aggregate Receivables Payments (as defined in Section 2.4). The Purchase Price for the Company Shares shall be paid by the Purchaser as provided in this Article 2.





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      2.2. Purchase Price.  The Purchase Price shall be payable to the
      Stockholders as follows:

     (a) The aggregate amount of Three Million Two Hundred Twenty Seven Thousand Dollars ($3,227,000) (the "CASH PORTION") shall be paid at Closing by wire transfer of immediately available funds to Kaufman and Kumura, pro rata, in accordance with their Pro Rata Percentages.

     (b) The aggregate amount of one million six hundred thousand dollars ($1,600,000) shall be paid at Closing by delivery of newly issued, fully-paid and nonassessable shares of Holdings Common to Kaufman and Kumura in accordance with this Section 2.2(b) ("PAYMENT SHARES"). The number of Payment Shares to be issued shall be determined by calculating the average of the high and low sale prices of Holdings Common as reported on the Nasdaq National Market for each of the twenty (20) consecutive trading days immediately preceding the day prior to the Closing Date (the "SHARE VALUE") dividing $1,600,000 by that Share Value and rounding the result to the closest whole number. At Closing, Holdings shall deliver the Payment Shares to Kumura and Kaufman, pro rata in accordance with their respective Pro Rata Percentages.

     (c) The aggregate amount of one million four hundred fifty thousand dollars ($1,450,000) shall be payable by Superior to Kumura and Kaufman, subject to and in accordance with Article 2.3, pro rata, in accordance with their respective Pro Rata Percentages, in three annual cash installments of $450,000, $500,000 and $500,000, respectively, on each of March 15, 1998, 1999 and 2000 (each, an "EARNOUT PAYMENT DATE") together with accrued interest, calculated at a rate of 2.6% per annum, by wire transfer of immediately available funds ("EARNOUT AMOUNT"). Interest shall accrue on any unpaid Earnout Amount from the Closing Date through and including the date of final payment, or cancellation in accordance with Section 2.3. Accrued and unpaid interest shall be paid on each Earnout Payment Date, together with the Earnout Amount installment due on that date. The Earnout Amount is a deferred portion of the total Purchase Price due hereunder and shall not be deemed compensation for employment from Superior to Kumura or Kaufman.

     (d) The aggregate Receivables Payments, if any, shall be paid to the Stockholders in accordance with Section 2.4.

     2.3. Earnout Amount Consideration; Right to Withhold.

     (a) The Earnout Amount shall be payable to Kumura and Kaufman in accordance with Section 2.2(c), provided the obligation to pay each Stockholder's respective pro rata percentage of the Earnout Amount to that Stockholder shall be subject to the condition that, during the year preceding each Earnout Payment Date, either (x) Kaufman shall have (i) exerted full faith effort and commitment on behalf of the Company at a level commensurate with the effort and commitment which he has exerted on behalf of the Company prior to Closing, (ii) used his best efforts to retain the current clients of the Company, sell existing and new services of the Company and Superior to such clients, add new clients to the current client base of the Company and grow the business of the Company, and (iii) used his best efforts to retain (and maintain the performance of) the employees and personnel of the Company in quality and numbers at least commensurate with the current experience, capabilities, reputation and size of the personnel of the Company prior





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to closing (collectively, "PERFORMANCE CRITERIA") or (y) the Company (which for purposes of this Section 2.3 shall include the operating unit or division which is the successor to the operations of the Company) shall have met or exceeded the Contribution to Overhead ("CTO") target established with respect to such year on the pro forma financial model prepared by Kumura and attached hereto as
Exhibit 2.3 (with respect to each year, the "CTO TARGET"). The Stockholders shall be entitled to payment of the Earnout Amount with respect to a year if either the CTO Target for such year is met or the Performance Criteria are fulfilled with respect to such year, and failure to achieve the CTO Target shall not in and of itself evidence or justify any inference that the Performance Criteria have not been fulfilled. Superior acknowledges that the success of Kaufman's efforts is dependent on the cooperation and assistance of Superior and the independent actions of third parties over which or whom such Kaufman has no control, and the Earnout Amount and the Performance Criteria are not intended to be a guarantee of the success of Kaufman's efforts.

     (b) At any time that Superior makes a determination in its good faith reasonable judgment that Kaufman has failed to satisfy any of the Performance Criteria in any material respect (a "PERFORMANCE DEFAULT"), Superior shall deliver written notice to Kaufman of its determination, which notice shall specify in reasonable detail the relevant Performance Criteria so breached ("DEFAULT NOTICE"). Unless (i) Kaufman has cured such Performance Default to Superior's reasonable satisfaction within 45 days of Kaufman's receipt of the Default Notice, or (ii) the CTO Target with respect to such year is achieved, Superior may withhold payment of the Earnout Amount payable to the Stockholders with respect to that year as provided in Section 2.3(c). Any such Default Notice must be given to Kaufman by Superior at least 60 days prior to the applicable Earnout Payment Date.

     (c) Superior may withhold an Earnout Amount payment (and interest thereon) due and payable on any Earnout Payment Date to the Stockholders if as of such Earnout Payment Date (i) a Performance Default by Kaufman with respect to which Superior has previously delivered a Default Notice has occurred and is continuing and (ii) the CTO Target with respect to the immediately preceding calendar year shall not have been achieved ("WITHHOLDING"). Whenever Superior desires to make a Withholding, Superior shall deliver written notice to the Stockholders of its intention to so withhold at least five (5) days prior to the applicable Earnout Payment Date, which notice shall contain the amount to be withheld and shall (i) reference the Default Notice issued during the preceding year and specify in reasonable detail the relevant Performance Criteria which it claims remain unsatisfied, and (ii) set forth the actual CTO for the immediately preceding calendar year and the CTO Target with respect to the immediately preceding calendar year ("WITHHOLDING NOTICE"). Kaufman shall have ten (10) business days from receipt of the Withholding Notice to object to the Withholding by delivering to Superior a written statement setting forth the amount of the Withholding to which Kaufman objects and reasonable details of the basis for Kaufman's objection. Notwithstanding any objection by Kaufman, Superior shall still be entitled to make the Withholding. If Superior and Kaufman cannot resolve any disputes regarding the Withholding within fifteen
(15) business days of Superior's receipt of Kaufman's written statement of objections (a "DISPUTED WITHHOLDING") the matter shall be submitted to arbitration pursuant to Section 4.4 below; provided, that if Superior has terminated Kaufman's employment for Cause (as defined in the Employment Agreement), then any dispute regarding such termination and any dispute under this Section 2.3 shall be resolved before the same






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arbitrator in the same arbitration proceeding (except that the law governing the interpretation and resolution of any issues arising out of this Section 2.3 shall be the law governing this Agreement as set forth in Section 4.6(f) and the law governing the interpretation and resolution issues arising from the Employment Agreement shall be California law). Superior shall be deemed to have waived any claim that facts and circumstances justifying a Withholding which exist at the time of such Withholding also constitute Cause under the Employment Agreement, if Superior does not concurrently claim that such facts constitute Cause under the Employment Agreement. If the final amount of the Disputed Withholding is determined to be less than the amount of the Disputed Withholding made by Superior ("CORRECTION PAYMENT"), Superior shall pay to the defaulting Stockholder the amount of such Correction Payment, together with interest (at a per annum rate equal to the "Prime Rate" as published from time to time in the Wall Street Journal) from the original Earnout Payment Date to the date of payment, in accordance with the terms set forth under Section 2.2(c) above.

     (d) The parties acknowledge and agree that in the event of (i) termination due to Kaufman's death or Permanent Disability (as defined in the Employment Agreement), (ii) termination of Kaufman's employment by Superior without Cause (as defined in the Employment Agreement) or (iii) voluntary termination by Kaufman of his employment for Good Reason (as defined in the Employment Agreement), the entire unpaid balance of the Earnout Amount shall be immediately due and payable to the Stockholders, in accordance with their respective Pro Rata Percentages, without deduction, setoff or counterclaim of any kind whatsoever, other than for claims under Section 4.2 for which Superior has provided notice at or prior to the time of such event and subject to the limitations of Sections 4.2(c) and 4.2(h). The amount due and payable shall bear interest at the Prime Rate from the date of death, determination of Permanent Disability or giving of notice of termination of employment for Good Reason, as the case may be, until paid or, if a dispute has arisen with respect to such payment or termination, determined not to be payable in a proceeding under the Employment Agreement.

      2.4. Accounting and Payment for Net Accounts Receivable.

           (a) The Company (with Kaufman's direction and supervision in his capacity as president of the Company, and with Superior's review and assistance) shall collect the Billed Receivables (as defined below) after the Closing Date in the Ordinary Course of Business and in accordance with the provisions of this Section 2.4. The Company (at Kaufman's direction and supervision, in his capacity as President of the Company and with Superior's review and assistance) shall use amounts collected upon the Billed Receivables to pay the Indemnified Current Liabilities (as defined in Section 2.5) as and when due and payable by the Company. Kaufman shall be entitled to review and supervise the determination of Indemnified Current Liabilities and their payment out of collections of the Billed Receivables. The Company shall pay to each Stockholder in accordance with their respective Pro Rata Percentages, from time to time in accordance with Section 2.4(c), as additional Purchase Price, seventy percent (70%) of the sum of (x) of all amounts collected upon the Billed Receivables, plus (y) all prepaid expenses identified on Section 2.4 of the Company Disclosure Schedule (as defined below), less (z)




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      all Indemnified Current Liabilities (as defined in Section 2.5) paid by the Company (the "RECEIVABLES PAYMENTS").

           (b) For the purpose of determining the amount collected by the Company with respect to the Billed Receivables, (i) all payments by a client shall first be applied to the invoice to which the client has directed such payment (or in the absence of direction, to the oldest invoice) and (ii) all credits and discounts granted in the Ordinary Course of Business shall be deemed to be collections of the Billed Receivable to which they relate. The Company shall not be required to retain a collection agency, bring any legal action or take any other action outside of the Ordinary Course of Business to collect any of the Billed Receivables. The Company and Kaufman shall discuss in good faith the client relationship implications of any client whose Billed Receivables remain outstanding for more than 90 days after their original invoice date ("DEFAULTING CLIENT"). Upon the mutual agreement of the Company and Kaufman and without additional consideration from the Stockholders (except as otherwise expressly mutually agreed), the Company shall assign to the Stockholders and Mattson, as tenants in common in accordance with the percentages set forth in subparagraph (a) above and in the Deferred Compensation Agreements, the uncollected Billed Receivables of any Defaulting Client ("ASSIGNED RECEIVABLES").

           (c) On May 1, 1997 (the "INITIAL ACCOUNTING DATE"), and on the first business day of each month thereafter until all Billed Receivables have either been paid or otherwise satisfied or have become Assigned Receivables, Company shall prepare and deliver to Kaufman and Superior
      (i) a statement which Kaufman (in his capacity as President of the Company) shall direct and supervise the preparation of, with Superior's review and assistance (the "STATEMENT"), showing the amounts collected upon the Billed Receivables ("COLLECTIONS") and the amount of Indemnified Current Liabilities paid by the Company ("PAYMENTS"), in each case since the date of the most recent Statement (or since the Closing Date in the case of the initial Statement) and (ii) to the extent the amount of Collections shown on the Statement exceeds the Payments shown on the Statement, a cash payment in the amount of such excess.

           (d) For purposes hereof, "BILLED RECEIVABLES" means accounts receivable of the Company for services rendered on or prior to the Closing Date and costs and disbursements relating thereto that have been incurred on or prior to the Closing Date, whether billed before or after the Closing Date, for bona fide services rendered in the Ordinary Course of Business in accordance with the terms of the underlying contracts or engagement agreements; provided, that Billed Receivables shall not include any advance billings, retainers, forward billings, retainers or other pre-billed amounts with respect to which services have not been rendered on or prior to Closing. Kaufman shall use all commercially reasonable efforts to ensure that all bills for Billed Receivables (and the reporting of time by employees and independent contractors) shall be distributed to clients (i) by no later than March 21, 1997, in the case of work performed on or prior to February 28, 1997, and (ii) by no later than March 31, 1997, in the case of work performed between March 1, 1997 and the Closing Date.






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           (e) The Company and Kaufman shall be entitled to review and, at such
      Party's sole expense, audit, the books and records of the Company for the purpose of determining the correct allocation of payments under this
      Section 2.4. Kaufman, the Company and Superior agree to cooperate in billing, collecting and accounting for the Billed Receivables and any adjustments to the Bonus Percentages under the Deferred Compensation Agreements, and any dispute arising under this Section 2.4 shall be resolved pursuant to the procedures specified in Sections 4.3 and 4.4.

      2.5. Treatment of Certain Liabilities.  Subject to and in accordance with
      Section 4.2, Kaufman and Kumura, jointly and severally, hereby agree to reimburse for, and indemnify and hold the Company, Superior and Holdings harmless against, all of the following Liabilities of the Company, whether or not disclosed in or pursuant to this Agreement (collectively, the "INDEMNIFIED LIABILITIES"):

            (a) all of the following (collectively, the "INDEMNIFIED CURRENT LIABILITIES"):

                 (i) all of the unpaid accounts payable, wages, unearned
            revenue and other unpaid Liabilities of the Company arising out of the operation of the business of the Company through the Closing, which would be properly classified as current liabilities on a balance sheet of the Company as of immediately prior to the Closing, prepared on an accrual basis in accordance with GAAP (provided that to the extent such Liabilities include bills for utilities and other similar services relating to periods of time that overlap the Closing Date such Liabilities shall be prorated),
            (ii) all legal and accounting fees and other Liabilities incurred by the Company in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, (iii) all time (at the rate of $300 per hour) and direct expenses (to the extent not paid or reimbursed by the respective clients) incurred by the Company after Closing in connection with the Valley Prime and Santa Monica Cancer Treatment - Linear Accelerator sale matters, (iv) all time (at the per hour rates established in the applicable client engagement agreement) and direct expenses (to the extent not paid or reimbursed by the respective clients) incurred by the Company after the Closing in connection with any other client engagement, to the extent of any Pre-Collected Revenue (as defined in Section 3.2(l)) actually collected by the Company prior to Closing with respect thereto, and (v) all Liabilities arising or accruing through the Closing Date and not thereafter under the Plans, agreements and policies identified on the Company Disclosure Schedule; in each case, to the extent such Indemnified Current Liabilities are not paid out of the collections upon the Billed Receivables.

           (b) all other Liabilities (other than Professional Liabilities, as defined below, and Indemnified Current Liabilities) arising out of the operation of the business of the Company through the Closing Date, including, without limitation, all Liabilities of the Company for Taxes for periods ending on or prior to the Closing Date and all Liabilities for




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      reimbursable medical expenses incurred prior to the Closing under the
      Company's medical reimbursement plan;

           (c) all Liabilities for errors and omissions arising out of the services performed by the Company and its employees, consultants and contractors through the Closing Date ("PROFESSIONAL LIABILITIES"), subject to the provisions of Section 4.5(c), and only to the extent such Professional Liabilities are not covered by the Liability Insurance (as defined in Section 4.5(c)); and

           (d) all Liabilities arising out of any claim (arising under any agreement relating to employment existing prior to the Closing) brought by any existing Company employee who is offered employment by Superior in connection with the Closing, but who does not become an employee of Superior.

      2.6. Closing

     (a) Closing Date. The Closing of the purchase and sale of the transactions contemplated hereby (the "CLOSING") will take place commencing at 12:00 p.m., Central Standard Time, on March 12, 1997, or as soon as practicable thereafter, at the offices of Sachnoff & Weaver, Ltd., 30 S. Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to by the Parties. The date on which the Closing actually occurs is referred to herein as the "CLOSING DATE." The Closing shall be effective immediately following the close of normal business hours of the Company on the Closing Date.

            (b) Closing Deliveries.

                 (i) At the Closing, Kaufman, Kumura and the Company, as
            applicable, will deliver or cause to be delivered to Superior the following items:

                       (A) certificates evidencing all of the shares of Company
                  Common being sold hereunder by such Person, together with an assignment separate from certificate or duly endorsed in a form sufficient to effect the transfer thereof to Superior;

                       (B) executed counterparts of each of the Registration
                  Agreement in the form set forth in Exhibit B attached hereto ("REGISTRATION AGREEMENT"), the Confidentiality, Non-Competition and Non-Solicitation Agreement in the form set forth in Exhibit C attached hereto (NON-COMPETITION AGREEMENT") and the Employment Agreement;

                       (C) executed counterparts of employment agreements
                  between Superior and each of Kumura and Mattson (the "KUMURA AND MATTSON EMPLOYMENT AGREEMENTS");

                       (D) all of the third party consents and approvals set
                  forth on Section 3.2(c) of the Company Disclosure Schedule, in form and substance satisfactory to Superior, without payment by or liability to the Company;

                       (E) (i) a copy of the director and stockholder
                  resolutions by which all corporate actions on the part of the Company necessary to approve this Agreement were taken, certified by the Secretary of the Company; (ii) an incumbency certificate signed by an officer or officers of the Company certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto; (iii) a copy of the Company's Articles of Incorporation, as amended to date, certified by the Secretary of State of California; and (iv) good standing certificates for the Company, issued as of a recent date, by the appropriate governmental agency for the Company's state of incorporation and for each other jurisdiction, if any, in which the Company is required to be qualified to do business as a foreign corporation;

                       (F) executed counterparts of the Deferred Compensation
                  Agreements;

                       (G) an opinion with respect to the matters set forth in
                  Exhibit A attached hereto, from McDermott, Will & Emery, counsel to the Company and Kaufman, addressed to Superior and dated as of the Closing Date;

                       (H) certificates, in form and substance reasonably
                  satisfactory to Superior, signed by the Company's Secretary, dated as of the Closing Date, identifying the following documents to be delivered therewith: (i) the minute books of the Company, which shall contain minutes of all meetings (or consents to action in lieu thereof) of the directors and shareholders of the Company from their inception to the date thereof; (ii) the corporate seal of the Company, if any;
                  (iii) certified copies of the By-Laws of the Company as in effect on the date thereof; (iv) all stock certificate books and stock ledgers of the Company; and (v) such other documents or instruments as Superior may reasonably request to carry out the intents and purposes of this Agreement, and such minute books, stock certificate books and other documents shall be complete, accurate and sufficient, to the reasonable satisfaction of Superior and its counsel;

                       (I) executed documentation evidencing the termination of
                  (1) the Stock Trust Agreement, dated as of December 19, 1996, by and among the Company, Kaufman and Tom Kumura and (2) the $50,000 promissory note dated January 1, 1992, from the Company to Kaufman (the "COMPANY NOTE");

                       (J) such other certificates, documents and/or
                  instruments as Superior may reasonably request.

                 (ii) At the Closing, Superior or Holdings, as applicable, will deliver or cause to be delivered to Kaufman and Kumura, where applicable, the following items:

                       (A) wire transfer of immediately available funds to
                  respective accounts designated by Kaufman and Kumura in the amount of their respective Pro Rata Percentage of the Cash Portion;

                       (B) executed counterparts of the Registration Agreement,
                  Non-Competition Agreement, Employment Agreement (and related letter agreement) and the Kumura and Mattson Employment Agreements;

                       (C) duly executed and authenticated certificates in the
                  name of Kaufman and Kumura or their nominees evidencing their respective Pro Rata Percentage of the Payment Shares;

                       (D) (i) a copy of the text of the resolutions by which
                  all corporate action on the part of Superior and Holdings necessary to approve this Agreement were taken, certified by their respective corporate secretaries, (ii) an incumbency certificate signed by an officer of each of Superior and Holdings certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto, (iii) Certified Certificates of Incorporation of each of Superior and Holdings issued by the secretary of State of the States of Michigan and Delaware, respectively, and (iv) Good Standing Certificates of each of Superior and Holdings issued by the secretary of State of the States of Michigan and Delaware, respectively;

                       (E) an opinion from Sachnoff & Weaver, Ltd., outside
                  counsel to Superior and Holdings, with respect to the matters set forth in Exhibit D attached hereto addressed to the Company and Kaufman and dated as of the Closing Date; and

                       (F) such other certificates, documents and/or
                  instruments as Kaufman may reasonably request.

                                    ARTICLE
                                       3.
                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of the Stockholders.   As a material
inducement to Superior and Holdings to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder hereby severally represents and warrants to Superior and Holdings that all of the statements contained in this Section 3.1 are correct and complete with respect to such Stockholder as of the date of this Agreement, except as set forth in the schedule attached to this Agreement disclosing exceptions to the representations and warranties set forth herein (the "COMPANY DISCLOSURE SCHEDULE"):

     (a) Such Stockholder has good and marketable title to the shares of Company Common which are to be sold, transferred and assigned by him pursuant to this Agreement, free and clear of any and all Security Interests, rights of first refusal, voting trusts or agreements, options or preemptive rights of any nature. Section 3.2(d) of the Company Disclosure Schedule sets forth a true and correct description of all shares of Company Common owned by such Stockholder, and the terms of any agreement, commitment or understanding by such Stockholder to make any payment of any portion of the Purchase Price to any Person upon the consummation of the transactions contemplated hereby;

     (b) Such Stockholder has the full right, power and authority to execute and deliver this Agreement and all other agreements described herein or entered into in connection herewith by him (the "RELATED AGREEMENTS"), and to perform his obligations hereunder and thereunder. This Agreement and the Related Agreements constitute the valid and legally binding obligations of such Stockholder enforceable against him in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies;

     (c) Such Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by him or the consummation of the transactions contemplated hereby;

     (d) All existing agreements between such Stockholder and the Company have been terminated and such Stockholder is not a party to, subject to or bound by any agreement, commitment or understanding whatsoever between such Stockholder and the Company;

     (e) Such Stockholder understands and agrees that: (i) the Holdings Common to be issued to him pursuant to this Agreement, if any, has not been, and as of the Closing Date will not be, registered under the Securities Act or under any state securities laws; (ii) the Holdings Common is being offered and issued in reliance upon Federal and state exemptions for transactions not involving any public offering; (iii) a "stop transfer" order will be placed against the certificates representing shares of Holdings Common issued pursuant to this Agreement; and (iv) such certificates will (until such time as the Holdings Common is registered under the Securities Act pursuant to the Registration Agreement (as defined below) or otherwise eligible under Section 4.5(b) hereunder), bear on their face the following legend:

           "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. No transfer or sale of these shares or any interest therein may be made without such registration and qualification unless the issuer has received an opinion of counsel satisfactory to it that a proposed transfer or sale does not require registration or qualification under applicable law."

     (f) Kaufman and Kumura further represent that: (i) each is acquiring the Holdings Common pursuant to this Agreement solely for his own account for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act; (ii) each is a sophisticated investor with knowledge and experience in business and financial matters and is an "accredited investor" within the meaning of Rule 501 under the Securities Act;
(iii) each has had access to all Superior SEC Reports (as hereinafter defined) filed by Holdings, and has had the opportunity to obtain additional information and ask questions and receive answers as desired in order to evaluate the merits and risks inherent in holding the Holdings Common; (iv) each has not been offered the Holdings Common by any form of general advertising or general solicitation; (v) each is able to bear the economic risk and lack of liquidity inherent in holding the Holdings Common, and (vi) each is a citizen of the United States. Kaufman has not transferred, assigned, hypothecated, pledged or otherwise transferred the Company Note or any interest therein to any Person.

     3.2. Representations and Warranties Concerning the Company. As a material inducement to Superior and Holdings to enter into this Agreement and consummate the transactions contemplated hereby, each of Kaufman and Kumura hereby represent and warrant, jointly and severally, subject to Section 4.2, to Superior that all of the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement, except as set forth in the Company Disclosure Schedule. The Company Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.2.

     (a) Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. True and correct copies of the Company's Articles of Incorporation and By-Laws, in each case as amended to date, have been delivered to Superior. The Company is qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Section 3.2(a) of the Company Disclosure Schedule lists all jurisdictions in which the Company is qualified to do business.

     (b) Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the immediately preceding sentence, the Board of Directors of the Company has duly authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company. This Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will
(i) violate or conflict in any way with any applicable statute, regulation, law, rule or common law doctrine; (ii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any governmental body, governmental agency or court to which the Company is subject or any provision of the Articles of Incorporation or By-Laws of the Company or result in the creation of any Security Interest upon any of the Company's assets pursuant to the terms thereof, or (iii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Security Interest upon any of the Company's assets pursuant to the terms of, any contract, agreement, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of Indebtedness, Security Interest or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject.
Except as disclosed in Section 3.2(c) of the Company Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or court, or any other Person in order for the parties to consummate and the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of the Company's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit.

     (d) Capitalization. The authorized capital stock of the Company consists solely of 100,000 shares of Company Common, of which 1,111 shares are issued and outstanding on the date hereof.. All of such shares are owned by the Stockholders as set forth on Section 3.2(d) of the Company Disclosure Schedule.
Section 3.2(d) of the Company Disclosure Schedule sets forth the capitalization of, and all of the current directors and officers of the Company. The Company has never authorized, offered, sold or issued capital stock other than Company Common. All offerings, sales and issuances by the Company of any Company Common have been conducted in compliance with, in accordance with or in reliance upon exemptions from all applicable Federal and state securities laws and all applicable state corporation laws. All of the issued and outstanding shares of Company Common have been duly authorized, validly issued, fully paid, and nonassessable, and are not subject to any preemptive rights. There are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its capital stock or securities convertible into or exchangeable for its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company, and there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any shares of capital stock of the Company. There are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any of the capital stock of the Company, except for those agreements expressly contemplated hereby.

     (e) No Subsidiaries. The Company does not own or control any direct or indirect equity interest or participation in any corporation, partnership, limited liability company, trust, or other business association.

     (f) Financial Statements; Books and Records.

                 (i) The Company has provided Superior with the following
            financial statements, correct and complete copies of which are set forth on Section 3.2(f) of the Company Disclosure Schedule (collectively the "FINANCIAL STATEMENTS"): (A) a Statement of Revenues and Expenses - Income Tax Basis for the Company for each of the fiscal years ended December 31, 1994 and 1995, and a Statement of Revenues and Expenses-Accrual Basis, for the Company for the fiscal year ended December 31, 1996 (the "MOST RECENT FISCAL YEAR END") and (B) the Latest Balance Sheet (as defined in
            Section 3.2(g)). The Financial Statements are correct and complete, have been compiled by the Company's independent public accountants and fairly present the financial condition and results of operations of the Company as of the times and for the periods referred to therein.

                 (ii) The Company's books and records are and have been
            properly prepared and maintained, and fairly and accurately reflect all of the assets and liabilities of the Company and all contracts and transactions to which the Company is or was a party or by which the Company or any of its business or assets is or was affected. The corporate minute books of the Company, copies of which have heretofore been provided to Superior, correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consents of the directors (including committees thereof) and the shareholders of the Company. The stock transfer books and stock ledgers of the Company are complete and correctly reflect all issuances and transfers of the capital stock of the Company.

     (g) Recent Events. Since the Most Recent Fiscal Year End, the Company has not experienced or suffered any Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on the balance sheet of the Company as of December 31, 1996 (the "LATEST BALANCE SHEET"), since the Most Recent Fiscal Year End or on Section 3.2(g) of the Company Disclosure Schedule, the Company has not:

                 (i) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

                 (ii) accelerated, terminated, modified, canceled or committed any breach of any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $10,000 or otherwise outside the Ordinary Course of Business;

                 (iii) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (iv) experienced any damage, destruction, or loss to its
            property in excess of $10,000 in the aggregate (whether or not covered by insurance);

                 (v) created or suffered to exist any Security Interest upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any liability in the aggregate in excess of $10,000;

                 (vi) issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock;

                 (vii) declared, set aside, or paid any dividend or
            distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (viii) entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any officer, director, stockholder or other insider or Affiliate of the Company (other than salaries and employee benefits in the Ordinary Course of Business);

                 (ix) made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course of Business or involving an expenditure in the aggregate in excess of $10,000;

                 (x) amended or modified in any respect (beyond any amendments and modifications reflected in true and complete copies of such Plans delivered to Superior) any Plan;

                 (xi) other than annual salary increases which are included in the compensation reflected on Schedule 3.2(o), entered into any employment agreement or collective bargaining agreement or granted any increase in excess of $5,000 in the salary of any officer or management level employee of the Company (or increase in excess of $1,000 in the case of any non-management employee) or paid or committed to pay any bonus to any officer or employee;

                 (xii) changed in any material manner its policies or practices relating to sales, collection of accounts receivable, purchases of goods and services and other Inventory or payment of accounts payable;

                 (xiii) changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates;

                 (xiv) changed the relationships with any client or supplier which, in the aggregate, might reasonably be expected to result in a Material Adverse Effect; or

                 (xv) committed (orally or in writing) to any of the foregoing.

     (h) Undisclosed Liabilities. To the Company's and each Stockholder's Knowledge, the Company has no Liabilities, except for (i) Liabilities set forth on the face of the Latest Balance Sheet; (ii) Liabilities, in an amount less than $100,000 in the aggregate which have arisen in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand); and (iii) Liabilities otherwise expressly disclosed in this Agreement or the Company Disclosure Schedule.

     (i) Tax Matters.

                 (i) The Company has filed all Tax Returns that it was required to file on or prior to the date hereof. All such Tax Returns were (and the Tax Returns for the fiscal year ended December 31, 1996 and the fiscal period ended on the Closing Date when filed, will
            be) correct and complete in all material respects and accurately reflected all Liability for Taxes for the periods covered thereby. The Company's Liability for unpaid Taxes, whether to any governmental authority or to another Person such as under a tax sharing agreement, for all periods ending on or before the Closing Date do not exceed the amount of the Liability accruals for Taxes (excluding reserves for deferred Tax assets or deferred Tax Liabilities) on the Latest Balance Sheet or on Section 3.2(i) of the Company Disclosure Schedule. Neither the Company nor the Stockholders have received notice of any claim made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax when due. The Company's net operating loss (as defined in Section 172 of the Code) available for carry-forward to the Company's first three fiscal years following the Closing, subject to the limitations under Section 382 of the Code, (the "NOL") shall not be less than $500,000 (the "AVAILABLE AMOUNT").

                 (ii) The Company has withheld and paid when due all Taxes
            required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                 (iii) Neither the Company nor the Stockholders has any
            Knowledge of any Basis on which any taxing authority could assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any taxing authority in writing or (B) as to which either of the Stockholders or the Company has Knowledge. The Company has previously provided to Superior correct copies of all Federal, state, local, and foreign Tax Returns filed with respect to the Company for all taxable periods ended for which the applicable statute of limitations has not yet closed. None of such Tax Returns have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by the Company for such taxable periods.

                 (iv) The Company has disclosed on its Federal income Tax
            Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that would obligate it to make any material payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Sec. 897(c)(A)(ii) of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company has no Liability for unpaid taxes because it once was a member of an Affiliated Group which filed one or more consolidated Federal income tax returns. The Company has no Liability for Taxes owed by any Person (other than the Company), including, without limitation, (A) as a transferee, assignee or other successor or (B) pursuant to a Tax sharing agreement or other contract.

                 (v) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

            (j) Title and Condition of Properties.

                 (i) No Owned Real Property.  The Company does not own any real property.

                 (ii) Leased Real Property.  The leases described in Section
            3.2(j) of the Company Disclosure Schedule (the "PROPERTY LEASES") cover all of the real estate leased, used or occupied by the Company. Each of the Property Leases is in full force and effect and the Company holds a valid and existing leasehold interest under each of such Property Leases. The Company has delivered to Superior complete and accurate copies of each of the Property Leases, and none of such Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Superior.
            The Company is not in default, and no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under any of such Property Leases, and no other party thereto has the right to terminate, accelerate performance under or otherwise modify any of such leases. To the Knowledge of the Company and the Stockholders, no lessor under any such lease is in default under any of such leases in its duties to the lessee. The Company has not assigned, transferred, conveyed, subjected to a Security Interest, or otherwise encumbered any interest in any of the Property Leases.

                 (iii) Title to Assets.  The Company owns good and marketable title, free and clear of all Security Interests, to all of the personal property and assets reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date, except for (1) assets with an original purchase price of less than $10,000 in the aggregate which have been disposed of to non-affiliated third parties since the Most Recent Fiscal Year End, in the Ordinary Course of Business, (2) Security Interests securing liabilities reflected on the Latest Balance Sheet, and (3) Security Interests for current Taxes not yet due and payable.

                 (iv) Condition and Sufficiency of Assets.  All of the
            Company's equipment and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the Ordinary Course of Business. The personal property and assets shown on the Latest Balance Sheet or acquired after the Most Recent Fiscal Year End, the lease rights under the Property Leases and leases of personal property and the Intellectual Property owned or used by the Company under valid license, collectively include all assets necessary to the conduct of the Company's business as presently conducted or currently proposed to be conducted. No Stockholder or other employees or independent contractors of the Company or their respective Affiliates owns any rights in any assets, real or personal, which are used by the Company in its business.

            (k) Intellectual Property. Section 3.2(k) of the Company Disclosure Schedule sets forth all of the Company's right, title and interest in and to all patents, copyrights, trade secrets, trademarks, tradenames, service marks, logos, secret processes, formulas, methods, information, know-how and other intellectual properties and proprietary information and the tangible media on which such items are embodied (collectively, the "PROPRIETARY RIGHTS"). There are no claims or demands, and, to the Knowledge of the Company or either Stockholder, no Basis for any such claim or demand, of any Person that any of the Proprietary Rights or any processes or equipment used by the Company, or other provision of the Company's services by it or others, and no software or other Intellectual Property developed by the Company, infringes or conflicts in any way with any copyright, patent, trademark, service mark, trade name, license, application or other right of any other Person, or makes unauthorized use of any secret process, formula, method, information, know-how or any other proprietary information including, without limitation, any software or software documentation, of any other Person. The Company owns all right, title and interest in and to the Proprietary Rights, other than the computer software listed on Schedule 3.2(k) hereto which is not expressly denominated "OWNED SOFTWARE," as to which the Company has a valid license. All of the Company's interests in the Proprietary Rights are free and clear of all liens and other encumbrances, and are not currently being challenged or, to the Knowledge of the Stockholders or the Company, infringed in any way or involved in any pending legal or administrative proceedings before any court or governmental agency. No current licenses for the use of any such rights have been granted by the Company to any third parties, and none of the Proprietary Rights is being used by any other Person.

     (l) Contracts.

                 (i) Section 3.2(l) of the Company Disclosure Schedule lists all of the following (the "DISCLOSED CONTRACTS"): (a) employee benefit plans and collective bargaining agreements, if any; (b) profit sharing, pension, deferred compensation and other employment contract obligations, if any; (c) casualty, liability and other insurance policies; (d) Active Client Contracts (as defined below);
            (e) personal property leases and loan agreements; and (f) other contracts, licenses, agreements and commitments of the Company, whether written or, to the Company's or the Stockholders' Knowledge, oral (except for the real property leases listed on Section 3.2(j) of the Company Disclosure Schedule). True, correct and complete copies of all Disclosed Contracts have been delivered to Superior. All Disclosed Contracts are in full force and effect according to the terms and conditions contained therein and constitute legal, valid and binding obligations of the respective parties thereto. The Company has paid in full or accrued all material amounts currently owing under any Disclosed Contracts and has satisfied in full or provided for all of its liabilities and obligations currently owing by the Company thereunder. The Company is not in material default under any Disclosed Contracts, and to the Knowledge of the Stockholders and the Company, no other party to any Disclosed Contracts is in material default thereunder and there have been no events, occurrences or omissions which, with the giving of notice or the passage of time, or otherwise, would result in a material default by any party thereto, and none of the Company or either of the Stockholders has received notice of the election of any other party thereto to cancel, terminate or not to renew any Disclosed Contracts, whether in accordance with the terms of such agreement or otherwise. For purposes hereof, "ACTIVE CLIENT CONTRACTS" mean those client service contracts and engagement agreements of the Company which are reasonably anticipated to either (x) produce at least $20,000 in gross revenue within six months after the Closing and/or (y) require nonbillable client service work to correct work performed prior to the Closing Date that was improperly performed or otherwise deficient in excess of $5,000.

                 (ii) Except for those contracts, engagement arrangements,
            bids, and proposals set forth on Section 3.2(1) of the Company Disclosure Schedule, (the "FIXED RATE ENGAGEMENTS") the Company is not a party to any fixed fee or capped price contracts or engagement arrangements, nor does the Company have any outstanding offers, bids or proposals to perform any services on a fixed fee or capped basis. Section 3.2(1) of the Company Disclosure Schedule identifies each Fixed Rate Engagement and sets forth the number of hours remaining to complete the work required thereunder and the amount of fees billed and uncollected with respect thereto.
            Section 3.2(1) of the Company Disclosure Schedule also sets forth the full amount, to the Company's and the Stockholders' knowledge, of client payments to the Company through the date hereof with respect to services not yet performed by the Company ("Pre-Collected Revenue")

            (m) Powers of Attorney; Bank Accounts. There are no outstanding powers of attorney executed by or on behalf of the Company.
            Section 3.2(m) of the Company Disclosure Schedule lists each bank account and credit arrangement maintained by the Company (together with relevant account information, authorized signatories and account users).

            (n) Litigation. Section 3.2(n) of the Company Disclosure Schedule sets forth each instance in which the Company (i) is (or within the past three (3) years has been) subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge or (ii) is (or within the past three (3) years has been) a party to or, to the Knowledge of Kaufman or the Company, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.2(n) of the Company Disclosure Schedule could reasonably be expected to result in any Material Adverse Effect. Neither the Stockholders nor the Company has any reason to believe that there exists a Basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

            (o) Employees; Employment Matters.

                 (i) No key independent contractor, or group (three or more employees acting together) of employees or independent contractors has informed either of the Stockholders that he or she intends to terminate his or her employment with the Company generally or as a result of the transactions contemplated hereby or otherwise. The Company is not a party to or bound by any collective bargaining agreement, and the Company has not experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices. Neither the Company nor the Stockholders have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

                 (ii) Section 3.2(o) of the Company Disclosure Schedule
            contains a true, correct and complete list setting forth the names and current salaries or rates of compensation of all employees of the Company and independent contractors who render services to the Company on more than a single occasion.

                 (iii) To the Company's and the Stockholders' knowledge, all
            Persons employed by the Company are employees at will or otherwise employed such that the Company may lawfully terminate their employment at any time with or without cause. Section 3.2(o) of the Company Disclosure contains a list of each employment agreement and at-will agreement executed by the current employees of the Company and each agreement between the Company and each independent contractor with whom the Company is currently doing business. The Company has furnished Superior with true and correct copies of each such agreement. Except as disclosed on Section 3.2(o) of the Company Disclosure Schedule, the Company has no unsatisfied Liability to any previously terminated employee or independent contractor. Except as expressly provided to the Contrary in written independent contractor agreements, all employees and independent contractors of the Company are subject to a noncompete/nonsolicitation covenant in favor of the Company. A true and correct copy of the form of noncompete/nonsolicitation agreement currently in force with each of the Company's employees and any material variances therefrom have been delivered to Superior. The Company has disclosed all written (and summarized all oral) employee handbooks, policies, programs and arrangements to Superior.

                 (iv) The Company has materially complied with all applicable laws relating to labor, including, without limitation, any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing. Persons whom the Company currently retains as a consultant or previously retained as a consultant qualify, or at all times while performing services for the Company qualified, as an independent contractor and not as an employee of the Company, under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company to be in breach of any agreement with any employee, contractor or consultant or cause the Company to be liable to pay any severance or other amount to any employee, contractor or consultant of the Company.

            (p) Employee Benefit Plans.

                 (i) All Plans are listed and briefly described in Section
            3.2(p) of the Company Disclosure Schedule. Each Plan is in compliance with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA

            ("COBRA") or other applicable state insurance continuation law.
            and any proposed regulations promulgated thereunder), and all agreements and instruments applicable to any Plan. Section 3.2(p) of the Company Disclosure Schedule sets forth each former employee of the Company entitled to COBRA benefits and the remaining period of such benefits. The Company and each applicable ERISA Affiliate of the Company have received favorable determination letters as to the qualification under the Code of each pension plan, as defined in Section 3(2) of ERISA ("PENSION PLAN"), and there have been no amendments or other developments since the date of such determination letters which would cause the loss of such qualified status. No material violation of ERISA has at any time occurred in connection with the administration of any of the Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or to the Company's Knowledge, threatened against the Plans, or any administrator or fiduciary thereof, which could result in any Liability.

                 (ii) With respect to all present Plans, the Company and all
            ERISA Affiliates of the Company have heretofore delivered to Superior true and complete copies of each of the following (including descriptions of vacation, severance pay, sickness, and separation policies):

                       (A) the Plan documents (and any applicable trust
                  agreement or insurance contract);

                       (B) the most recent Internal Revenue Service
                  determination letter relating to each of the Pension Plans, if any;

                       (C) the summary plan description (as currently in
                  effect) and any summary of material modification for each of the Plans, if any;

                       (D) the most recent Annual Report (Form 5500 Series),
                  and accompanying schedules, filed for each of the Plans, if any, and the most recent summary annual report furnished for each of the Plans;

                       (E) the most recent actuarial valuations, if applicable,
                  and latest financial statements for each of the Plans; and

                       (F) all documents filed with the Internal Revenue
                  Service, Department of Labor or Pension Benefit Guaranty Corporation since January 1, 1991, if any.

There is and has been no material violation of ERISA known to the Company or any ERISA Affiliate of the Company with respect to the filing of applicable reports, documents, and notices regarding such past or present Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of such Plans.

                 (iii) Each Plan is maintained by the Company or any ERISA
            Affiliate of the Company under a plan document which does not provide for other participating employers except for the Company or any ERISA Affiliate of the Company and no Plan provides or has provided credit with respect to service other than with the Company or any ERISA Affiliate of the Company.

                 (iv) Neither the Company nor any ERISA Affiliate of the
            Company nor any of their employees, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to
            Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

                 (v) None of the assets of any of the Plans is or has been
            invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

                 (vi) No Pension Plan or trust created under any such Pension
            Plan has, since September 2, 1974, been terminated in whole or in part. Additionally, there is no reasonable Basis for the Company or any ERISA Affiliate of the Company to anticipate material Liability to the Pension Benefit Guaranty Corporation with respect to a Pension Plan and there has been no reportable event (within the meaning of Section 4043(c) of ERISA), or any event requiring disclosure under Section 4063(a) or 4041(c) of ERISA with respect to such a Pension Plan since September 2, 1974. There has been no event or condition which presents a material risk of termination of any Pension Plan by the Pension Benefit Guaranty Corporation, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation to institute any such proceeding.

                 (vii) Full payment as of the Closing Date will have been made of all amounts which the Company and any ERISA Affiliate of the Company are required, under the terms of all Plans, to have paid as contributions to such Plans as of the last day of the most recent fiscal year prior to the Closing Date. Full payment or accrual on the Closing Balance Sheet as of the Closing Date will have been made of all pro rata amounts which the Company and any ERISA Affiliate of the Company are required to pay as contributions to each such Plan for the fiscal year that includes the Closing Date. Further, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan, nor has there been any lien imposed under Section 412(n) of the Code.

                 (viii) The execution and performance of this Agreement will not constitute a stated triggering event under any Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company or ERISA Affiliate of the Company.

                 (ix) Neither the Company nor any ERISA Affiliate of the
            Company provides, nor have they at any time provided, coverage under any welfare plan, (i) defined in Section 3(1) of ERISA (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his own expense, or a defined benefit plan, as defined in Section 3(35) of ERISA.

                 (x) The financial statements of each Pension Plan as of the end of the most recent plan year, and the list of the investments of such Pension Plan as of the most recent plan year end, accurately reflect the financial conditions of the Pension Plans, and there have been no material changes in such investments between such date and the Closing Date.

                 (xi) Neither the Company nor any ERISA Affiliate of the
            Company currently contributes, or at any time in the past has contributed, to a multiemployer plan, as defined in Section 3(37) of ERISA, or a defined benefit Plan, as defined in Section 3(35) of ERISA.

            (q) Licenses, Permits and Approvals. Section 3.2(q) of the Company Disclosure Schedule lists all governmental and regulatory licenses, permits and approvals necessary to the conduct of the Company's business. All such licenses, permits and approvals are in full force and effect. There are no material violations by the Company of, or any claims or proceedings, pending or to the Knowledge of the Stockholders or the Company, threatened, challenging the validity of or seeking to discontinue, any such licenses, permits or approvals.

            (r) Unlawful Payments. No payments of either cash or other consideration have been made to any Person by the Company or the Stockholders or on behalf of the Company by any agent, employee, officer, director, stockholder or other Person, that were unlawful under the laws of the United States or any state or any other foreign or municipal government authority having appropriate jurisdiction over the Company.

            (s) Compliance with Laws. The Company and its facilities are in material compliance with and have not in the past violated any applicable law, rule or regulation of any Federal, state, local or foreign government or agency thereof, including without limitation, environmental laws and laws relating to labor and employment, and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or filed, commenced or, to the Knowledge of the Company or of the Stockholders threatened against the Company alleging any such violation.

            (t) Suppliers and Clients. Section 3.2(t) of the Company Disclosure Schedule lists all of the existing clients of the Company as of the Closing
Date and all clients with whom the

Company has had engagements during the last three (3) years. The Company and the Stockholders believe that their respective relationships with the clients of the Company are good and, to the Knowledge of the Stockholders and the Company, there are no disputes or problems with Clients of the Company that could have a Material Adverse Effect.

            (u) Insurance.

                 (i) Section 3.2(u) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is or within the past three (3) years has been a party, a named insured, or otherwise the beneficiary of coverage at any time: (A) the name, address, and telephone number of the agent; (B) the name of the insurer, the name of the policyholder, and the name of each covered insured; (C) the policy number and the period of coverage; and (D) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage.

                 (ii) With respect to each such insurance policy:  (A) the
            policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will, until termination pursuant to Section 4.5, continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (C) neither the Company nor, to the Knowledge of the Company or the Stockholders, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

            (v) Warranty. Except as set forth on Section 3.2(v) of the Company Disclosure Schedule, the Company does not have any contracts with clients that make express or implicit guarantees, warranties or indemnities or any reserve for customer claims on its balance sheet. To the Company's and the Stockholders' Knowledge, the amount of nonbillable client service obligations to correct work performed prior to the Closing that was improperly performed or otherwise deficient does not exceed $150,000 in the aggregate.

            (w) Brokers' Fees. None of the Company or the Stockholders has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (x) Potential Conflicts of Interest. Except as disclosed by Section 3.2(x) of the Company Disclosure Schedule, neither of the Stockholders (i) owns, directly or indirectly, any interest in (excepting not more than 2% stock holdings for investment purposes in securities of publicly held and traded companies) and is not an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (ii) owns, directly or indirectly, in whole or in part, any interest in Intellectual Property which the Company is using or the use of which is necessary for the business of the Company; (iii) has any loan outstanding to or cause of action or other claim whatsoever against the Company, except for claims in the Ordinary Course of Business, for accrued salary, bonus, vacation pay, and benefits under Benefit Plans; (iv) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which such Stockholder is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies).

     3.3. Representations and Warranties of Superior and Holdings. Superior and Holdings hereby represent and warrant to the Company and to the Stockholders that the statements contained in this Section 3.3 are correct and complete as of the date of this Agreement.

     (a) Organization. Superior is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Authorization of Transactions. Superior and Holdings each have all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which they are a party and to perform their respective obligations hereunder. Each of Holdings and its subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. Without limiting the generality of the prior sentence, each of Superior and Holdings have taken all requisite corporate action to duly authorize the execution, delivery and performance of this Agreement by each of them and the Related Agreements and the consummation of the transactions contemplated hereby. Each of Holdings and Superior are in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure, which when taken together with all other such failures, is not reasonably likely to have a material adverse effect or impact upon the assets, financial condition, business or results of operations of Holdings and its subsidiaries taken as a whole (a "SUPERIOR ADVERSE EFFECT"). Holdings has made available to the Stockholders a complete and correct copy of Holdings' and Superior's respective Certificate or Articles of Incorporation and By-Laws, and each of Holdings' and Superior's respective Certificate or Articles of Incorporation and By-Laws so delivered are in full force and effect. This Agreement and the Related Agreements constitute the valid and legally binding obligations of Superior and Holdings, enforceable against each of them in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect and subject to the application of equitable principle and the availability of equitable remedies.

     (c) Noncontravention. The execution, delivery and performance by each of Superior and Holdings of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict in any way with any statute, regulation, law, rule or common law doctrine, (ii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Superior or Holdings is subject or any provision of Superior's Articles of Incorporation or Bylaws or Holdings' Certificate or Incorporation or By-Laws or result in the creation of any Security Interest upon any of Superior's of Holdings' assets pursuant to the terms thereof, or (iii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under or result in the creation of any Security Interest upon any of Superior's or Holdings' assets pursuant to the terms of any contract, agreement, lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money, instrument of Indebtedness, Security Interest or other arrangement to which Superior or Holdings is a party or by which either of them is bound or to which either of their assets are subject, except where such violations, conflicts, breaches, defaults or other events would not, individually or in the aggregate, result in a Superior Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. Neither Holdings nor Superior is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or court, or any other Person in order for the parties to consummate the transactions contemplated by this Agreement, except for such notices, filings, authorizations, consents or approvals which, if not obtained or made, would not have a Superior Adverse Effect.

     (d) Holdings Common. Holdings has taken all actions necessary to authorize and approve the issuance of the Holdings Common, and as of the Closing Date the Holdings Common will, when issued in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable. There are no statutory or contractual stockholders' preemptive rights or rights of refusal with respect to the issuance of the Holdings Common upon consummation of the transactions contemplated hereunder.

     (e) Commission Filings. Holdings has filed and made available to the Company and the Stockholders all of the forms, reports and documents required to be filed by Holdings with the commission under the Exchange Act and the Securities Act of 1933, as amended, during the one year period ending on the date hereof (collectively, the "HOLDINGS SEC REPORTS") which are listed on
Schedule 3.3(e). The Holdings SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Holdings SEC Reports or necessary in order to make the statements in such Holdings SEC Reports, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Holdings included in the Holdings SEC Reports (the "HOLDINGS FINANCIAL STATEMENTS") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were, when filed, in accordance with the books and records of Holdings, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Holdings and its Subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

        (f)       Capital Structure.

                       (i) The authorized capital stock of Holdings consists of
                  30,000,000 shares of Holdings Common and 1,000,000 shares of preferred stock, par value $0.01 per share ("HOLDINGS PREFERRED STOCK"). As of February 10, 1997, 7,559,735 shares of Holdings Common and no shares of Holdings Preferred Stock were issued and outstanding, and 900,000 aggregate shares of Holdings Common were reserved for issuance under outstanding options granted under, and options authorized to be hereafter granted under, Holdings' Long Term Incentive Plan. All outstanding shares of Holding's outstanding capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                       (ii) Except as set forth above and except as
                  contemplated herein, there are no options, warrants, calls, rights, commitments or agreements of any character to which Holdings or any Subsidiary of Holdings is a party or by which any of them is bound obligating Holdings or any Subsidiary of Holdings or any securities or rights convertible into or exchangeable for any such capital stock.

        (g) Taxes. Except as disclosed in the Holdings SEC Reports, no unpaid deficiencies in Taxes or other governmental charges for any period have been proposed or assessed in writing against Holdings or any of its subsidiaries by any government or taxing authority that, alone or in the aggregate, would result in a Superior Adverse Effect.

        (h) No Material Adverse Changes. Since the date of the most recent Holdings SEC Report, except as described in the public press releases issued by the Company since the date of the most recent Holdings SEC Report (copies of which have been made available to the Stockholders and their counsel), Holdings and its subsidiaries have in all material respects conducted their respective businesses only in, and have not engaged in any transaction other than according to the Ordinary Course of Business, (ii) there has not been any event or occurrence which either individually or in the aggregate would have had a Superior Adverse Effect and (iii) no action, suit, claim or proceeding has been filed or threatened in writing against Holdings or Superior, which if adversely determined, would result in a Superior Adverse Effect. Superior believes that its relationships with its clients are good and, to the Knowledge of the Superior there are no disputes or problems with clients of Superior that could have a Material Adverse Effect

        (i) Brokers' Fees. Neither Superior nor Holdings has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Stockholders is or could become liable or obligated.


                                    ARTICLE
                                       4.
                             ADDITIONAL AGREEMENTS

     4.1. Waiver and Release. Each of the Stockholders, on behalf of himself and his heirs, executors, administrators, successors and assigns ("RELEASING PARTIES"), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each and all of the Company, the Company's stockholders, directors, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns ("RELEASED PARTIES") with respect to, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, Indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys' fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in federal, state or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the date of the Closing ("Released Claims"). Each of the Stockholders further represents and warrants that he has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. This Section 4.1 shall not apply to any of the following: (a) claims for salaries and benefits accrued in the Ordinary Course of Business through the Closing Date (all of which, (except for payments pursuant to the Deferred Compensation Agreements), to the extent not paid by the Company prior to Closing, shall be Indemnified Current Liabilities under Section 2.5), (b) the Stockholders' rights under this Agreement, (c) rights and claims for benefits accrued through the Closing Date under the Company's written employee benefits and health and welfare plans which plans are disclosed on Section 3.2(p) of the Company Disclosure Schedule, (all of which, to the extent not paid by the Company prior to Closing, shall be Indemnified Current Liabilities), (d) rights and claims of each of Kaufman, Kumura and Mattson under their respective Deferred Compensation Agreement.

   4.2. Indemnification.

     (a) Survival; Survival Periods Generally. All of the representations and warranties of the Stockholders contained in Sections 3.1(a), 3.2(d) and 3.2(i) (the "SPECIAL REPRESENTATIONS"), shall survive the Closing and shall continue in full force and effect until the expiration of the applicable statute of limitations for such matters. All representations and warranties of the Stockholders in this Agreement other than the Special Representations (collectively, the "THREE-YEAR REPRESENTATIONS") shall survive the Closing and shall continue in full force and effect for a period of three (3) years thereafter (the "GENERAL SURVIVAL PERIOD"), after which such representations and warranties shall terminate and have no further force or effect. All of the representations and warranties of Superior and Holdings contained in Section
3.3 (the

"SUPERIOR REPRESENTATIONS") shall survive the Closing and shall continue in full force and effect until the expiration of the General Survival Period.

     (b) Indemnification by the Stockholders. Subject to Section 4.2(c), Kaufman and Kumura shall, jointly and severally (except as provided in the final sentence of Section 4.2(c)), indemnify, defend and hold Superior, Holdings and their respective officers, directors, shareholders, employees and agents (the "SUPERIOR INDEMNITEES") harmless from and against the entirety of any Adverse Consequences the Superior Indemnitees may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences the Superior Indemnitees may suffer after the end of any applicable Survival Period, resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach or inaccuracy of any of the Special Representations, any Indemnified Liability for Taxes or any disallowance or reduction of the NOL below the Available Amount; (ii) any breach or inaccuracy of any of the Three-Year Representations; (iii) any nonfulfillment or breach of any covenant or agreement on the part of the Stockholders set forth in this Agreement; (iv) any claim by any Person asserting any ownership interest in or rights to acquire any capital stock of the Company, to the extent such ownership interest or rights are not set forth on Section 3.2(d) of the Company Disclosure Schedule; (v) any of the Indemnified Liabilities (other than Indemnified Liabilities for Taxes); and
(vi) subject to Section 4.2(f), the costs and expense of defending any action, demand or claim by any third-party against or affecting the Superior Indemnitees which, if true or successful, would give rise to a breach of representations, warranties or covenants of the Company or the Stockholders, even if such action, demand or claim ultimately proves to be untrue or unfounded. All Adverse Consequences for which the Superior Indemnitees are entitled to seek indemnification under this Agreement are referred to herein as "SUPERIOR INDEMNIFIABLE LOSSES." The parties acknowledge and agree that if any breach or inaccuracy of any representation or warranty or any nonfulfillment or breach of any covenant results in an Indemnified Liability, which is discharged, reimbursed or indemnified by the Stockholders, the Stockholders shall have no other liability to Superior for such breach, inaccuracy or nonfulfillment.

     (c) Certain Limits On the Indemnification Obligation of Kaufman and Kumura. Neither Kaufman nor Kumura shall have any obligation to indemnify Superior from and against any Superior Indemnifiable Losses under Sections 4.2(b)(ii), 4.2(b)(iii) or 4.2(b)(v), or under Section 4.2(b)(vi) with respect to matters covered by Sections 4.2(b)(ii), 4.2(b)(iii) or 4.2(b)(v), unless Superior makes a written claim within the General Survival Period with respect to the facts or matters which give rise to such Superior Indemnifiable Losses. Neither Kaufman nor Kumura shall have any obligation to indemnify Superior from and against any Superior Indemnifiable Losses under any other provision of
Section 4.2(b) unless Superior makes a written claim with respect to the facts or matters which give rise to such Superior Indemnifiable Losses, prior to the expiration of the applicable statute of limitations relating thereto. Kumura's aggregate liability hereunder with respect to all Superior Indemnifiable Losses shall be limited to the product of (i) the Purchase Price and (ii) Kumura's Pro Rata Percentage. Notwithstanding anything in this Agreement to the contrary, Kaufman's and Kumura's liability to indemnify Superior against breaches of their representations and warranties in Section 3.1 shall be several, not joint

     (d) Indemnification by Superior. Subject to Section 4.2(e), Superior and Holdings shall jointly and severally indemnify, defend and hold the Stockholders harmless from and against the entirety of any Adverse Consequences the Stockholders may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences the Stockholders may suffer after the end of the General Survival Period, resulting from, arising out of, relating to, in the nature of, or caused by:
(i) any breach or inaccuracy of any representation or warranty of Superior or Holdings in this Agreement; (ii) any nonfulfillment or breach of any covenant or agreement on the part of Superior or Holdings set forth in this Agreement;
(iii) any and all Liabilities arising out of the operation of the business of the Company after the Closing Date, or (iv) subject to Section 4.2(f), the costs and expense of defending any action, demand or claim by any third-party against or affecting the Stockholders which, if true or successful, would give rise to a breach of any of the representations, warranties or covenants of the Stockholders or Holdings, even if such action, demand or claim ultimately proves to be untrue or unfounded. All adverse consequences for which the Stockholders may seek indemnification under this Agreement are referred to herein as the "STOCKHOLDER INDEMNIFIABLE LOSSES."

     (e) Limits on the Indemnification Obligations of Superior and Holdings. Neither Superior nor Holdings shall have any obligation to indemnify the Stockholders from and against any Stockholder Indemnifiable Losses under Sections 4.2(d)(i) or 4.2(d)(ii), or under Section 4.2(d)(iv) with respect to matters covered by Sections 4.2(d)(i) or 4.2(d)(ii), unless the Stockholders makes a written claim within the General Survival Period with respect to the facts or matters which give rise to such Stockholder Indemnifiable Losses. Neither Superior nor Holdings shall have any obligation to indemnify the Stockholders from and against any Stockholder Indemnifiable Losses under any other provision of section 4.2(d) unless the Stockholders make a written claim with respect to the facts or matters which give rise to such Stockholder Indemnifiable Losses prior to the expiration of the applicable statute of limitations relating thereto.

     (f) Matters Involving Third Parties.

                 (i) If any third party shall notify any Party (the
            "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Agreement, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is damaged thereby.

                 (ii) Any Indemnifying Party will have the right to defend the
            Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party, within 15 business days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this
            Section 4.2, and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                 (iii) So long as the conditions set forth in Section
            4.2(f)(ii) are and remain satisfied, then (A) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 4.2(f)(ii), (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes on the advice of counsel that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, and (E) the Indemnified Party shall at the Indemnifying Party's reasonable request cooperate in the defense of the matter. In the event that the conditions in Section 4.2(f)(ii) are not satisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim.

            (g) No Circular Recovery. Each of the Stockholders hereby agrees that he will not make any claim for reimbursement, contribution or indemnification with respect to his obligations under Section 4.2(b) or 4.2(f) against either the Company, Superior or Holdings by reason of the fact that he or any of his agents or other representatives was or is a controlling person, director, officer, employee, agent or other representative of the Company; provided that this provision shall not preclude or limit the Stockholder from making any claim under any applicable insurance policy insuring the Company for any claim other than a claim brought against the Stockholder by or in the name of the Company, Superior or Holdings. Superior or Holdings or was or is serving as such for another Person at the request of the Company, Superior or Holdings (whether such claim is pursuant to any statute, certificate of incorporation, By-Law, contractual obligation or otherwise) with respect to any Indemnifiable Losses otherwise payable by him hereunder.

            (h) Right of Offset. In addition to the Company's right to satisfy due and payable Indemnified Current Liabilities and Retained Liabilities out of collections upon the Billed Receivables in accordance with
Section 2.4, Superior shall have the right, upon not less than 30 days' prior written notice, to offset against any amounts otherwise payable by Superior to the Stockholders under Section 2.3 of this Agreement any Indemnifiable Losses that are liquidated third party claims or actual out-of-pocket costs and expenses at the time such payment is originally due under Section 2.3. In the event of any dispute between Superior and the Stockholders in respect of any such offset claim, Superior may suspend payment of an amount otherwise payable under Section 2.3 equal to the disputed amount pending final resolution of such dispute; provided that if the resolution of the dispute results in Superior being required to pay any portion of the disputed amount to the Stockholders, the Stockholders shall be entitled to interest (at a per annum rate equal to the "Prime Rate as published in the Wall Street Journal from time to time) on the Correction Payment from and including the original due date of such correction payment under Section 2.3 to the date of payment. The parties agree that any such dispute shall be resolved under the procedures for resolution of disputes set forth in Sections 4.3 and
4.4 of this Agreement.

     4.3. Dispute Resolution Regarding Indemnification. In the event that any dispute should arise among the Parties with respect to any claims under this Agreement, the Parties shall first use their best efforts to resolve such dispute among themselves. If the Parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Section 4.4 hereof.

     4.4. Arbitration of Disputes.

     (a) All disputes arising under this Agreement shall be negotiated between the Stockholders and such senior management representative of the Company who is designated by the Company and is authorized to negotiate and act on behalf of the Company, which parties shall conduct good faith discussions in order to resolve such dispute within 10 days after each dispute arises. If the dispute is still unresolved 10 days following the commencement of such good faith discussions, the dispute may be submitted by any party to binding arbitration.

     (b) Either party requesting arbitration shall serve a written demand for arbitration on the other party by registered or certified mail. The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. Each party shall have the right to be represented by counsel and shall have the right to full discovery. Except as specifically provided herein, the arbitration shall be conducted by and in accordance with the commercial rules of the American Arbitration Association; provided, that the arbitrator shall have the sole discretion with regard to the scope of discovery, depositions and the admissibility of evidence; and the arbitrator's ruling shall be in accordance with law and the terms of this Agreement. The arbitrator shall not have the power to amend this Agreement in any respect.

     (c) No later than 20 calendar days after a demand for arbitration is served, the parties shall jointly select and appoint a disinterested person to act as the arbitrator. In the event that the parties do not agree on the selection of an arbitrator, each party shall select an arbitrator within 10 days after the date on which the parties do not agree on the selection of a sole arbitrator and the two arbitrators so selected shall select a third arbitrator within 10 days after the parties select their arbitrators; the provisions set forth herein regarding the single arbitrator shall apply to the
three arbitrators so selected.   Any arbitrator designated hereunder shall not
now or in the three years preceding such arbitration be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any Party to this Agreement or have now or in the three years preceding such arbitration any business relationship with any party hereto or any Affiliate of any party hereto.

     (d) No later than 10 calendar days after the arbitrator is appointed, the arbitrator shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than 30 calendar days after the arbitrator is appointed and shall continue from day to day until completed. The arbitrator shall issue his award in writing no later than 20 calendar days after the conclusion of the hearing.

     (e) Such award shall be binding upon the parties and shall not be reviewable except for gross errors of law.

     (f) All discovery shall be completed no later than the commencement of the arbitration hearing or 60 calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrator extends or shortens that period.

     (g) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration and the disputed issues with respect thereto. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

     (h) Any arbitration pursuant to this Section 4.4 shall be conducted in Las Vegas, Nevada. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof.

     4.5. Termination of Company Plans and Insurance Policies. Kaufman shall cause each insurance policy set forth in Section 3.2(u) of the Company Disclosure Schedule and each Plan set forth on the Company Disclosure Schedule to be terminated as of the Closing Date (except that the Company's 401k Plan shall be terminated as of the day immediately prior to the Closing Date). Subject to Section 4.7(c) with regard to Professional Liability claims, Kaufman shall be liable for any and all Liabilities of the Company accrued under such Plans and policies through the Closing Date.

     4.6. Participation in Benefit Plans.

     (a) With respect to the post-Closing participation of each employee of the Company in any of Superior's Plans that are health, accident, sickness, or short-term or long-term disability plans or programs (collectively, the "H&D Plan"), Superior will (i) waive all restrictions and limitations for pre-existing conditions under its H&D Plan, (ii) recognize, in accordance with the terms of its H&D Plan, all health expenses (including, without limitation, expenses for medical, dental, and vision care) that were incurred during 1997 (but prior to the Closing) for purposes of satisfying any deductibles and co-payment limitations under its H&D Plan for the 1997 calendar year; and (iii) credit each employee of the Company with his period of service with the Company for the purpose of determining his eligibility for benefits under its H&D Plan.

     (b) With respect to the post-Closing participation of each employee of the Company in the pension plan currently offered by Superior, for purposes of crediting periods of service for eligibility and vesting under such plan, each employee of the Company shall be given credit for prior service with the Company. In addition, each employee of the Company who has satisfied the eligibility requirements under such pension plan shall be entitled to participate therein on the first day of the calendar month following the Closing; provided, however, that, for purposes of determining the appropriate contribution of such employee to the Superior pension plan, the employee's compensation, as defined under the Superior pension plan, shall be based only upon compensation earned by that employee after the Closing.


     4.7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing Date.

     (a) General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Section 4.2).

     (b) Transfer of Holdings Common.

           (i) Each of the Stockholders hereby acknowledges and agrees that the Holdings Common may not be transferred except pursuant to (a) a registered offering under the Securities Act, (b) Rule 144 of the Securities and Exchange Commission (or any similar rule or rules then in force) if available, or (c) subject to the conditions specified in subparagraph (ii) below, any other legally available means of transfer.

           (ii) In connection with the transfer of any Holdings Common (other than a transfer pursuant to a registered public offering), the holder thereof shall deliver written notice to Holdings describing in reasonable detail the transfer or proposed transfer, together with an opinion of securities counsel (with such opinion and such counsel being reasonably satisfactory to Holdings) to the effect that such transfer of Holdings Common may be effected without registration of such Holdings Common under the Securities Act or any applicable state securities law. In addition, if the holder of Holdings Common delivers to Holdings such an opinion that concludes that no subsequent transfer of such Holdings Common will require registration under the Securities Act or any applicable state securities law, Holdings shall promptly upon such contemplated transfer deliver new certificates for such Holdings Common which do not bear the restrictive legend set forth in Section 3.1(e). If Holdings is not required to deliver new certificates for such Holdings Common not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to Holdings in writing its agreement to be bound by the conditions contained in this Section 4.7(b).

     (c) Professional Liability Insurance. From and after the Closing Date, through and including the third anniversary thereof, Superior shall maintain liability insurance providing coverage for errors and omissions arising out of the services performed by the Company, including, without limitation, continuation of coverage with respect to claims relating to periods prior to the Closing that would have been covered by the Company's liability insurance as in effect on the Closing Date but for the termination of such policies pursuant to this Agreement ("LIABILITY INSURANCE"). Such Liability Insurance shall be similar in scope and coverage to the insurance policy in effect and maintained by the Company as of the Closing Date, which is identified and summarized on Schedule 4.7(c) attached hereto (documentation of which shall have been provided to Superior by the Company prior to the Closing Date). The failure of Superior to maintain Liability Insurance in accordance with this
Section 4.7(c) shall release the Stockholders from their obligations under
Section 4.2 with respect to Professional Liabilities, but only to the extent that, at the time of any claims made with respect to Professional Liabilities ("CLAIM"), the Stockholders are able to demonstrate that such Professional
Liability: (i) would have been covered by the Liability Insurance, and (ii) is not, at the time of the Claim, covered by any other insurance policy then maintained or previously in force by the Company.

     (d) Tax Matters. The Stockholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date (including the return for fiscal 1996, which shall be filed by no later than April 30, 1997, and the return for the short period between January 1, 1997 and the Closing Date, which shall be filed by no later than March 15, 1998) which are required to be filed after the Closing Date. The Stockholders shall permit Superior to review and reasonably comment on each such Tax Return described in the prior sentence (including any amended return) prior to the filing thereof. All Tax Returns to be prepared and filed under this Section 4.7 shall be prepared on a basis consistent with the Company's past practices to the extent such past practices are consistent with applicable Tax laws, rules and regulations and the provisions, purposes and intent of this Agreement. The Stockholders shall reimburse Superior for Taxes of the Company with respect to such periods within fifteen (15) days after receipt of written notice of payment by Superior or the Company of such Taxes.

     (e) Tax Proceedings. Superior shall notify the Stockholders in writing promptly upon learning of any governmental inquiry, examination or proceeding (a "TAX PROCEEDING") that could result in a determination with respect to Taxes due or payable by Superior or the Company for which the Stockholders may be required to reimburse or indemnify Superior or the Company pursuant to this Agreement ("TAX CLAIMS"); provided, however, that no delay on the part of Superior in notifying any Indemnifying Party shall relieve the Stockholders from any liability or obligation hereunder unless (and then solely to the extent) that the Stockholders are damaged thereby. The Stockholders shall have the right (subject to complying with the requirements of Section 4.2(f)(ii) with respect to such Tax Claim, which provisions are incorporated herein mutatis, mutandis) to conduct the handling, disposition, and settlement of any such Tax Proceeding, insofar as such Tax Proceeding relates to a Tax Claim for which the Stockholders may so be required to reimburse or indemnify Superior or the Company, subject to and in accordance with the terms of this Section 4.6(e). So long as the requirements for Stockholder control set forth above are and remain satisfied, then (i) the Stockholders may conduct the defense of the Tax Claim in accordance with such requirements, (ii) Superior may retain separate co-counsel and accounting advisors at its sole cost and expense, (iii) neither the Company nor Superior shall consent to the entry of any judgment or enter into any settlement with respect to the Tax Claim without the prior written consent of the Stockholders (not to be unreasonably withheld), (iv) the Stockholders will not consent to the entry of any judgment with respect to the Tax Claim, or enter into any settlement of the Tax Claim, which either imposes an injunction or other equitable relief upon Superior or the Company or otherwise results in an adverse economic impact on future tax reporting periods, or does not include a full and complete release of the Company and Superior from all Liability with respect to such Tax Claim, and (v) the Company and Superior shall, at the Stockholder's reasonable request and expense, cooperate in the defense of the matter (including without limitation providing the Stockholders with such powers of attorney as may be reasonably necessary or appropriate). In the event that the requirements for Stockholder control are not satisfied in the case of any Tax Claim, then the Company and Superior may reassume control of the defense of such Tax Claim.

     (f) Tax Refund. Any refunds or credits of federal, state or local Taxes of the Company received by Superior or the Company for Taxes paid by the Company for periods ending on or prior to Closing (including refunds arising from the carryback of net operating losses from periods ending on or prior to the Closing Date) shall be for the account of the Stockholders and shall be payable by Superior or the Company to the Stockholders (in accordance with their respective Pro Rata Percentages) promptly after the receipt thereof.

     (g) Personal Financials. Kaufman shall, within thirty (30) days of the date of the Closing and on each of the first through third anniversaries of the Closing, provide Superior with a personal balance sheet showing all of his assets and liabilities.

     (h) Allocation. Each of the Parties agree that all sums paid under Sections 2.2, 2.3 and 2.4 of this Agreement shall be treated as purchase price for the Company Common and each of the Parties shall make all elections and file all tax returns in a manner consistent with this Section 4.7(h).

     (i) Bank Accounts. The Company shall maintain its currently existing bank accounts for a period of time after the Closing sufficient to allow for the clearing of all deposits and payments made and checks drawn through the Closing Date. The Company shall not make any deposits to or payments from such bank accounts after the Closing, except for final payments out of such accounts at the direction of Kaufman, in his capacity as President of the Company, if necessary, to honor checks drawn against such accounts through the Closing Date and to reduce the balances of such accounts to zero at the time the accounts are closed.

      4.8. Miscellaneous.

     (a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (b) Entire Agreement. This Agreement (including the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes the letter of intent between Superior, the Company and Kaufman dated December 31, 1996.

     (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party's rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (e) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three
(3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail); or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:


       If to Superior:                          With a Copy to:

       Superior Consultant Company, Inc.        Sachnoff & Weaver, Ltd.
       4000 Town Center                         30 South Wacker Drive
       Suite 1100                               Suite 2900
       Southfield, Michigan 48075               Chicago, Illinois  60606
       Attn:  Richard D. Helppie, Jr.           Attn:  William E. Doran
       Fax:   810/386-8392                      Fax:   312/207-6400

       If to the Company:                       With a Copy to:

       The Kaufman Group
       11440 W. Bernardo Ct.                    McDermott, Will & Emery
       Suite 240                                2049 Century Park East
       San Diego, California  92127             Los Angeles, California  90067
       Attn: Nathan S. Kaufman                  Attn:Mark A. Conley
       Fax:  619/487-3476                       Fax:   310/277-4730

       If to Kaufman:                           With a Copy to:

       11440 W. Bernardo Court                  McDermott, Will & Emery
       Suite 240                                2049 Century Park East
       San Diego, California  92127             Los Angeles, California  90067
                                                Attn:  Mark A. Conley
       Fax:  619/487-3476                       Fax:   310/277-4730

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

     (g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties affected by such amendment . No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

     (h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (i) Expenses. Except as otherwise explicitly provided in this Agreement, each of Superior on the one hand, and the Stockholders, on the other hand, will bear his or its own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation,






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preparation and execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. All expenses paid or accrued by the Company in connection with this Agreement shall be paid by Stockholders and shall not be paid or accrued by the Company or become post-Closing obligations of the Company.

     (j) Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The term "INCLUDE" and its derivatives shall have the same construction as the phrase "INCLUDE, WITHOUT LIMITATION," and its derivatives. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (k) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (l) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken by such Person, directly or indirectly, through one or more intermediaries.

                           *     *     *     *     *







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


     IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.


                                           SUPERIOR CONSULTANT HOLDINGS
                                           CORPORATION:

                                           ____________________________


                                           By:_________________________
                                           Name:_______________________
                                           Title:______________________


                                           SUPERIOR CONSULTANT COMPANY, INC.


                                           By:_________________________
                                           Name:_______________________
                                           Title:______________________


                                           THE COMPANY:

                                           The Kaufman Group


                                           By:_________________________
                                           Name:  Nathan S. Kaufman
                                           Title: President



                                           ____________________________
                                           NATHAN S. KAUFMAN

                                           ____________________________
                                           THOMAS S. KUMURA


                                      43